Exhibit 3.20

TRUE ENERGY INC.

FORM 51-102 F4
BUSINESS ACQUISITION REPORT

Item 1              Identity of Reporting Issuer

1.1                               Name and Address of Reporting Issuer

True Energy Inc. (“True” or the “Corporation”)

Suite 2300, 530 – 8th Avenue S.W.

Calgary Alberta T2P 3S8

1.2                               Executive Officer

For further information, contact Joan E. Dunne, Vice President and CFO of True Energy Inc. (telephone (403) 750-1262).

Item 2              Details of Acquisition

2.1                               Nature of Assets Acquired

On March 15th, 2005 True acquired over 95% of the issued and outstanding shares of Meridian Energy Corporation (“Meridian”) pursuant to a takeover bid under the Business Corporations Act (Alberta) (the “Offer”). Any Meridian shares not tendered to the offer were acquired pursuant to compulsory acquisition provisions.

Prior to its acquisition by True, Meridian was a publicly traded company listed on the TSX Venture Exchange.

A description of Meridian’s oil and gas interests is provided in Schedule “A” hereto. Sproule Associates Limited (“Sproule”) prepared a report dated April 14, 2005 and effective December 31, 2004 (the “Sproule Report”) on Meridian’s oil, natural gas and natural gas liquids reserves. A summary of the Sproule Report is included in Schedule “A”.

2.2                               Date of Acquisition

The acquisition of Meridian was effective March 15, 2005

2.3                               Consideration

Pursuant to the Offer, all of the outstanding common shares of Meridian were acquired by True, and Meridian became a wholly-owned subsidiary of the Corporation. The previous shareholders of Meridian received a total of $619,742.20 cash funded from working capital and 35,749,930 common shares of True. As a result of the acquisition, the Corporation also assumed approximately $10.2 million of debt including a working capital deficit and transaction costs.

2.4                               Effect on Financial Position

On completion of the acquisition, Meridian became a wholly owned subsidiary of True. Meridian’s principal property is located at Willesden Green, Alberta, south of True’s Rosevear property within the Edson area. This proximity to existing True properties is anticipated to provide a valuable extension of True’s operations in its core area in Alberta and operational synergies within the areas. The Meridian properties are believed to complement the growing opportunities from True’s existing asset base and provide numerous additional development drilling locations.

The available amount of True’s demand revolving operating credit facility was increased to $85 million following True acquiring a minimum of 66 2/3% of the Meridian shares. True may continue to operate Meridian as a wholly-owned subsidiary or Meridian may be amalgamated with or wound up into True or an affiliate of True or Meridian may transfer its producing assets into a partnership.

See also Schedule “A” hereto for a description of Meridian’s oil and gas interests and Schedule “C” hereto which are the unaudited proforma consolidated statement of operations of True for the year ended December 31, 2004 and the three months ended March 31, 2005.

2.5                               Prior Valuations

None. See also summary of the Sproule Report, included in Schedule “A”.

2.6                               Parties to the Transaction

Not applicable, the acquisition was completed with an arm’s length party.

2.8                               Date of the Report

May 27, 2005

Item 3              Financial Statements

The audited financial statements of Meridian for the two years ended December 31, 2004, together with the notes thereto are attached as Schedule “B” to this Report.

The unaudited pro forma consolidated statement of operations of True for the year ended December 31, 2004 and the three months ended March 31, 2005, together with the notes thereto and the compilation report thereon are attached as Schedule “C” to this Report.

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SCHEDULE “A”

CERTAIN INFORMATION RELATIVE TO

MERIDIAN ENERGY CORPORATION

ABBREVIATIONS

Oil and Natural Gas Liquids		Natural Gas

Bbls	barrels	Mcf	thousand cubic feet
Mbbls	thousand barrels	MMcf	million cubic feet
BOE	barrel of oil equivalent of natural gas and
crude oil on the basis of 1 Bbl of crude oil
for 6 Mcf of natural gas
BOPD	barrels of oil per day	Bcf	billion cubic feet
Bbls/d	barrels of oil per day	Mcf/d	thousand cubic feet per day
MMbbls	million barrels	Mmcf/d	million cubic feet per day
MBOE	Thousand barrels of oil equivalent of natural gas
and crude oil on the basis of 1 Bbl of crude oil for 6
Mcf of natural gas
NGLs	natural gas liquids	m3	cubic metres
		MMBTU	million British Thermal Units
		gigajoule	trillion joules
		BOE/d	barrels of oil equivalent per day

Other

AECO	EnCana Corp.’s natural gas storage facility located at Suffield, Alberta.
API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale.
ARTC	Alberta Royalty Tax Credit
BOE/d	barrel of oil equivalent per day
MBOE	1,000 barrels of oil equivalent
$000s or $M	thousands of dollars
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for crude oil of standard grade

CONVERSIONS

To Convert From	To	Multiply By
Mcf	Cubic metres	28.174
Cubic metres	Cubic feet	35.494
Bbls	Cubic metres	0.159
Cubic metres	Bbls oil	6.290
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.405
Hectares	Acres	2.471

Disclosure provided herein in respect of BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 Bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

CERTAIN DEFINITIONS

In this Statement, the following words and phrases have the following meanings, unless the context otherwise requires:

(a)                                  “COGE Handbook” means the Canadian Oil and Gas Evaluation Handbook prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society);

(b)                                 “Development costs” means costs incurred to obtain access to reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas from reserves. More specifically, development costs, including applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)                                     gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground draining, road building, and relocating public roads, gas lines and power lines, pumping equipment and wellhead assembly;

(ii)                                  drill and equip development wells, development type stratigraphic test wells and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment and wellhead assembly;

(iii)                               acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

(iv)                              provide improved recovery systems.

(c)                                  “Exploration costs” means costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain oil and gas reserves, including costs of drilling exploratory wells and exploratory type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property and after acquiring the property. Exploration costs, which include applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)                                     costs of topographical, geochemical, geological and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews and others conducting those studies;

(ii)                                  costs of carrying and retaining unproved properties, such as delay rentals, taxes (other than income and capital taxes) on properties, legal costs for title defence, and the maintenance of land and lease records;

(iii)                               dry hole contributions and bottom hole contributions;

(iv)                              costs of drilling and equipping exploratory wells; and

(d)                                 “Gross” means:

(i)                                     in relation to Meridian’s interest in production and reserves, its “Meridian’s gross reserves”, which are Meridian’s working interest (operating and non-operating) share before deduction of royalties and without including any royalty interest of Meridian;

(ii)                                  in relation to wells, the total number of wells in which Meridian has an interest; and

(iii)                               in relation to properties, the total area of properties in which Meridian has an interest.

(iv)                              costs of drilling exploratory type stratigraphic test wells.

(e)                                  “Net” means:

(i)                                     in relation to Meridian’s interest in production and reserves, Meridian’s interest (operating and non-operating) share after deduction of royalties obligations, plus Meridian’s royalty interest in production or reserves.

(ii)                                  in relation to wells, the number of wells obtained by aggregating Meridian’s working interest in each of its gross wells; and

(iii)                               in relation to Meridian’s interest in a property, the total area in which Meridian has an interest multiplied by the working interest owned by Meridian.

(f)                                    “NI 51-101” means National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities; Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101.

(g)                                 “Sproule” means Sproule Associates Limited.;

(h)                                 “Sproule Report” means the report of Sproule dated April 14, 2005 evaluating the crude oil, natural gas liquids and natural gas reserves of Meridian as at December 31, 2004;

Unless otherwise specified, information in this Statement is as at December 31, 2004.

All dollar amounts herein are in Canadian dollars, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

Some of the statements contained herein including, without limitation, financial and business prospects and financial outlooks may be forward-looking statements which reflect management’s expectations regarding future plans and intentions, growth, results of operations, performance and business prospects and opportunities. Words such as “may”, “will”, “should”, “could”, “anticipate”, “believe”, “expect”, “intend”, “plan”, “potential”, “continue” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements involve significant risk and uncertainties. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements including, but not limited to, changes in general economic and market conditions and other risk factors. Although the forward-looking statements contained herein are based upon what management believes to be reasonable assumptions, management cannot assure that actual results will be consistent with these forward-looking statements. Investors should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date hereof and the Corporation assumes no obligation to update or review them to reflect new events or circumstances.

Forward-looking statements and other information contained herein concerning the oil and gas industry and the Corporation’s general expectations concerning this industry is based on estimates prepared by management using data from publicly available industry sources as well as from reserve reports, market research and industry analysis and on assumptions based on data and knowledge of this industry which the Corporation believes to be reasonable. However, this data is inherently imprecise, although generally indicative of relative market positions, market shares and performance characteristics. While the Corporation is not aware of any misstatements regarding any industry data presented herein, the industry involves risks and uncertainties and is subject to change based on various factors.

DISCLOSURE OF RESERVES DATA

The reserves data set forth below (the “Reserves Data”) is based upon an evaluation by Sproule with an effective date of December 31, 2004 contained in the Sproule Report. The Reserves Data summarizes the crude oil, natural gas liquids and natural gas reserves of Meridian and the net present values of future net revenue for these reserves using constant prices and costs and forecast prices and costs. The Sproule Report has been prepared in accordance with the standards contained in the COGE Handbook and the reserve definitions contained in NI 51-101. Additional information not required by NI 51-101 has been presented to provide continuity and additional information which we believe is important to the readers of this information. Meridian engaged Sproule to provide an evaluation of proved and proved plus probable reserves and no attempt was made to evaluate possible reserves.

All of Meridian’s reserves are in Canada and, specifically, in the province of Alberta.

It should not be assumed that the estimates of future net revenues presented in the tables below represent the fair market value of the reserves. There is no assurance that the constant prices and costs assumptions and forecast prices and costs assumptions will be attained and variances could be material. The recovery and reserve estimates of Meridian’s crude oil, natural gas liquids and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil, natural gas and natural gas liquid reserves may be greater than or less than the estimates provided herein.

Reserves Data (Constant Prices and Costs)

MERIDIAN ENERGY CORPORATION
SUMMARY OF OIL AND GAS RESERVES
AND NET PRESENT VALUES OF FUTURE NET REVENUE
AS OF DECEMBER 31, 2004
CONSTANT PRICES AND COSTS

			Natural Gas
	Light and		(non-associated &		Natural Gas		Natural Gas
	Medium Oil		associated)		(solution)		Liquids
Reserve Category	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved
Developed Producing	57.6	50.1	18,830	12,710	600	339	796.6	474.9
Developed Non-Producing	—	—	1,132	801	—	—	54.1	33.1
Undeveloped	—	—	2,223	1,744	—	—	112.2	82.1
Total Proved	57.6	50.1	22,185	15,255	600	339	962.9	590.1
Probable	65.1	59.2	10,354	7,546	1,027	570	524.7	328.5
Total Proved Plus Probable	122.8	109.3	32,539	22,801	1,627	909	1,487.6	918.6

	NET PRESENT VALUES OF FUTURE NET REVENUE ($000s)
	BEFORE INCOME TAXES DISCOUNTED AT					AFTER INCOME TAXES DISCOUNTED AT
	(%/ year)					(%/ year)
Reserves Category	0	5	10	15	20	0	5	10	15	20
Proved
Developed Producing	102,469	80,890	67,543	58,465	51,879	80,893	64,803	54,725	47,792	42,714
Developed Non-Producing	5,296	4,368	3,710	3,227	2,862	3,441	2,812	2,370	2,048	1,805
Undeveloped	9,997	8,355	7,116	6,152	5,382	6,482	5,263	4,349	3,641	3,078
Total Proved	117,762	93,613	78,369	67,844	60,122	90,816	72,878	61,444	53,481	47,598
Probable	54,279	34,831	25,038	19,222	15,391	35,695	22,543	15,875	11,894	9,261
Total Proved Plus Probable	172,042	128,444	103,407	87,066	75,513	126,511	95,420	77,318	65,375	56,859

MERIDIAN ENERGY CORPORATION
TOTAL FUTURE NET REVENUE
(UNDISCOUNTED)
AS OF DECEMBER 31, 2004
CONSTANT PRICES AND COSTS
($000s)

RESERVES CATEGORY	REVENUE	ROYALTIES	OPERATING COSTS	DEVELOPMENT COSTS	WELL ABANDONMENT COSTS	FUTURE NET REVENUE BEFORE INCOME TAXES	INCOME TAXES	FUTURE NET REVENUE AFTER INCOME TAXES

Proved Reserves	207,041	53,264	31,037	3,852	1,126	117,762	26,946	90,816

Proved Plus
Probable
Reserves	313,788	80,422	49,395	10,602	1,328	172,042	45,531	126,511

MERIDIAN ENERGY CORPORATION
NET PRESENT VALUE OF FUTURE NET REVENUE
BY PRODUCTION GROUP
AS OF DECEMBER 31, 2004
CONSTANT PRICES AND COSTS

		FUTURE NET REVENUE
		BEFORE INCOME TAXES
RESERVES		(discounted at 10%/year)
CATEGORY	PRODUCTION GROUP	($000)

Proved Reserves	Light and Medium Crude Oil (including solution gas and associated by-products)	2,755
	Heavy Oil (including solution gas and associated by-products)	—
	Natural Gas (including associated by-products)	70,294

Proved Plus Probable Reserves	Light and Medium Crude Oil (including solution gas and associated by-products)	5,169
	Heavy Oil (including solution gas associated by-products)	—
	Natural Gas (including associated by-products)	92,445

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Reserves Data (Forecast Prices and Costs)

MERIDIAN ENERGY CORPORATION
SUMMARY OF OIL AND GAS RESERVES
AND NET PRESENT VALUES OF FUTURE NET REVENUE
AS OF DECEMBER 31, 2004
FORECAST PRICES AND COSTS

	Light and Medium Oil		Natural Gas (non-associated & associated)		Natural Gas (solution)		Natural Gas Liquids
Reserve Category	Gross	Net	Gross	Net	Gross	Net	Gross	Net
	(Mbbl)	(Mbbl)	(MMcf)	(MMcf)	(MMcf)	(MMcf)	(Mbbl)	(Mbbl)
Proved

Developed Producing	57.6	50.1	18,809	12,692	600	339	796.2	474.6
Developed Non-Producing	—	—	1,142	806	—	—	54.6	33.3
Undeveloped	—	—	2,223	1,744	—	—	112.2	82.1
Total Proved	57.6	50.1	22,174	15,243	600	339	963.0	590.1
Probable	65.0	59.4	10,329	7,524	1,026	570	524.0	328.0
Total Proved Plus Probable	122.7	109.5	32,503	22,767	1,626	909	1,487.1	918.1

	NET PRESENT VALUES OF FUTURE NET REVENUE ($000s)
	BEFORE INCOME TAXES DISCOUNTED AT					AFTER INCOME TAXES DISCOUNTED AT
	(%/ year)					(%/ year)
Reserves Category	0	5	10	15	20	0	5	10	15	20

Proved
Developed Producing	84,565	68,553	58,527	51,602	46,494	69,019	56,625	48,754	43,250	39,154
Developed Non-Producing	4,278	3,615	3,137	2,781	2,506	2,773	2,318	1,994	1,754	1,571
Undeveloped	8,259	7,001	6,034	5,269	4,648	5,337	4,371	3,637	3,060	2,596
Total Proved	97,102	79,169	67,699	59,651	53,647	77,129	63,315	54,384	48,065	43,321

Probable	42,353	27,429	19,961	15,495	12,520	27,795	17,644	12,518	9,432	7,367

Total Proved Plus Probable	139,455	106,598	87,660	75,146	66,167	104,924	80,959	66,902	57,497	50,688

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MERIDIAN ENERGY CORPORATION
TOTAL FUTURE NET REVENUE
(UNDISCOUNTED)
AS OF DECEMBER 31, 2004
FORECAST PRICES AND COSTS
($000s)

RESERVES CATEGORY	REVENUE	ROYALTIES	OPERATING COSTS	DEVELOPMENT COSTS	WELL ABANDONMENT COSTS	FUTURE NET REVENUE BEFORE INCOME TAXES	INCOME TAXES	FUTURE NET REVENUE AFTER INCOME TAXES

Proved	184,388	46,754	35,213	3,904	1,415	97,102	19,974	77,129
Reserves

Proved Plus	280,497	70,410	58,187	10,654	1,792	139,455	34,531	104,924
Probable
Reserves

MERIDIAN ENERGY CORPORATION
NET PRESENT VALUE OF FUTURE NET REVENUE
BY PRODUCTION GROUP
AS OF DECEMBER 31, 2004
FORECAST PRICES AND COSTS

		FUTURE NET
		REVENUE
		BEFORE INCOME
		TAXES
		(discounted at 10%/
		year)
RESERVES CATEGORY	PRODUCTION GROUP	($000)

Proved Reserves	Light and Medium Crude Oil (including solution gas and associated by-products)	2,475

	Heavy Oil (including solution gas and associated by-products)	—

	Natural Gas (including associated by-products)	60,605

Proved Plus Probable Reserves	Light and Medium Crude Oil (including solution gas and associated by-products)	4,416

	Heavy Oil (including solution gas and associated by-products)	—

	Natural Gas (including associated by-products)	78,082

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Notes to Reserves Data Tables

(a)                                  Columns may not add due to rounding.

(b)                                 The crude oil, natural gas liquids and natural gas reserve estimates presented in the Sproule Report are based on the definitions and guidelines contained in the COGE Handbook. A summary of those definitions are set forth below.

(c)                                  Reserve Categories

Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on

(i)                                     analysis of drilling, geological, geophysical and engineering data;

(ii)                                  the use of established technology;

(iii)                               specified economic conditions, which are generally accepted as being reasonable, and shall be disclosed; and

(iv)                              a remaining reserve life of 50 years.

Reserves are classified according to the degree of certainty associated with the estimates.

(i)                                     Proved Reserves

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

(ii)                                  Probable Reserves

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Other criteria that must also be met for the categorization of reserves are provided in Section 5.5 of the COGE Handbook.

Each of the reserve categories (proved, probable, and possible) may be divided into developed and undeveloped categories:

(iii)                               Developed Reserves

Developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing.

(iv)                              Developed Producing Reserves

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

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(v)                                 Developed Non-Producing Reserves

Developed non-producing reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

(vi)                              Undeveloped Reserves

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.

In multi-well pools it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to subdivide the developed reserves for the pool between developed producing and developed non-producing. This allocation should be based on the estimator’s assessment as to the reserves that will be recovered from specific wells, facilities and completion intervals in the pool and their respective development and production status.

(vii)                           Levels of Certainty for Reported Reserves

The qualitative certainty levels referred to in the definitions above are applicable to individual reserve entities, which refers to the lowest level at which reserves estimates are made, and to reported reserves, which refers to the highest level sum of individual entity estimates for which reserves are presented.

Reported total reserves estimated by deterministic or probabilistic methods, whether comprised of a single reserves entity or an aggregate estimate for multiple entities should target the following levels of certainty under a specific set of economic conditions:

(a)                                  There is a 90% probability that at least the estimated proved reserves will be recovered.

(b)                                 There is a 50% probability that at least the sum of the estimated proved reserves plus probable reserves will be recovered.

A quantitative measure of the probability associated with a reserves estimate is generated only when a probabilistic estimate is conducted. The majority of reserves estimates will be performed using deterministic methods that do not provide a quantitative measure of probability. In principle, there should be no difference between estimates prepared using probabilistic or deterministic methods.

Additional clarification of certainty levels associated with reserves estimates and the effect of aggregation is provided in Section 5.5.3 of the COGE Handbook. Whether deterministic or probabilistic methods are used, evaluators are expressing their professional judgement as to what are reasonable estimates.

(d)                                 Forecast Prices and Costs

Forecast prices and costs are those:

(i)                                     generally acceptable as being a reasonable outlook of the future; and

(ii)                                  if and only to the extent that, there are fixed or presently determinable future prices or costs to which Meridian is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (i).

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The forecast cost and price assumptions assume primarily decreases in wellhead selling prices and take into account inflation with respect to future operating and capital costs. Crude oil and natural gas benchmark reference pricing, inflation and exchange rates utilized in the Sproule Report were Sproule’s price forecast as at December 31, 2004 which is as follows:

SUMMARY OF PRICING AND INFLATION RATE ASSUMPTIONS
as of December 31, 2004
FORECAST PRICES AND COSTS

Year	WTI Cushing Oklahoma (1)	Edmonton Par Price 40° API	Cromer Medium 29.3° API	NATURAL GAS(1) AECO Gas Price	EDMONTON PENTANES PLUS(2)	EDMONTON BUTANES(2)	INFLATION RATES(3) %/ Year	EXCHANGE RATE(4)
	($US/Bbl)	($Cdn/ Bbl)	($Cdn/ Bbl)	($Cdn/ MMBTU)	($Cdn/Bbl)	($Cdn/Bbl)		($US/ $Cdn)

Forecast
2005	44.29	51.25	44.53	6.97	52.49	38.20	2.5	0.840
2006	41.60	48.03	41.87	6.66	49.19	34.01	2.5	0.840
2007	37.09	42.64	37.27	6.21	43.67	30.20	2.5	0.840
2008	33.46	38.31	33.43	5.73	39.23	27.13	2.5	0.840
2009	31.84	36.36	31.70	5.37	37.24	25.75	1.5	0.840
2010	32.32	36.91	32.22	5.47	37.80	26.13	1.5	0.840
2011	32.80	37.47	32.75	5.57	38.37	26.53	1.5	0.840
2012	33.30	38.03	33.29	5.67	38.95	26.93	1.5	0.840
2013	33.79	38.61	33.83	5.77	39.54	27.34	1.5	0.840
2014	34.30	39.19	34.38	5.87	40.14	27.75	1.5	0.840
2015	34.82	39.78	34.95	5.98	40.74	28.17	1.5	0.840
2016+	+1.5%/ yr	+1.5%/ yr	+1.5%/ yr	+1.5%/ yr	+1.5%/ yr	+1.5%/ yr	+1.5%/ yr	0.840

Notes:

(1)                                  40° API, 0.4% sulphur.

(2)                                  FOB Field Gate

(3)                                  Inflation rates for forecasting prices and costs

(4)                                  Exchange rates used to generate the benchmark reference prices in this table

(e)                                  Constant Prices and Costs

Constant prices and costs are:

(i)                                     Meridian’s prices and costs as at the effective date of the estimation, held constant throughout the estimated lives of the properties to which the estimate applies; and

(ii)                                  if, and only to the extent that, there are fixed or presently determinable future prices or costs to which Meridian is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (i).

For the purposes of paragraph (i), Meridian’s prices are the posted prices for oil and the spot price for gas, after historical adjustments for transportation, gravity and other factors.

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The constant crude oil and natural gas benchmark references pricing and the exchange rate utilized in the Sproule Report were as follows:

SUMMARY OF PRICING ASSUMPTIONS
CONSTANT PRICES AND COSTS

Year	Edmonton Par Price 40° API	Pentanes Plus Field Gate	Butanes FOB Field Gate	NATURAL GAS AECO Gas Price	EXCHANGE RATE(1)
	($Cdn/Stb)	($Cdn/Bbl)	($Cdn/Bbl)	($Cdn/Mcf)	($US/$Cdn)

Historical 2004(2)	46.51	51.80	39.78	6.78	0.832

Notes:

(1)                                  The exchange rate used to generate the benchmark reference prices in this table.

(2)                                  Based on the December 31 actual posted prices as determined by Sproule.

(f)                                    The ARTC is included in the cumulative cash flow amounts. ARTC is based on the program announced January 1990 by the Alberta government with modifications effective January 1, 1995. In 2004, Meridian qualified for the maximum ARTC. Subsequent to Meridian becoming a wholly owned subsidiary of True, the maximum ARTC will have to be shared between True and its subsidiaries.

(g)                                 Estimated future abandonment and reclamation costs related to a property have been taken into account by Sproule in determining reserves that should be attributed to a property and in determining the aggregate future net revenue there from, there was deducted the reasonable estimated future well abandonment costs. No allowance was made, however, for reclamation of well sites or the abandonment and reclamation of any facilities.

(h)                                 Both the constant and forecast price and cost assumptions assume the continuance of current laws and regulations.

(i)                                     The extent and character of all factual data supplied to Sproule were accepted by Sproule as represented. No field inspection was conducted.

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ADDITIONAL INFORMATION RELATING TO RESERVES DATA

Undeveloped Reserves

Proved Undeveloped Reserves

Meridian had proved undeveloped reserves attributed to seven future wells in the Sproule Report. A total of 2,223 MMcf of natural gas and 112.2 Mbbl of NGLs were assigned as gross proved undeveloped reserves, approximately 10% of Meridian’s total proved reserves. Six of these wells, representing approximately 88% of the assigned proved undeveloped reserves, are located in Meridian’s Willesden Green development area. The other well, representing approximately 12% of the assigned proved undeveloped reserves are in Meridian’s Rimbey area. Of the proved undeveloped wells, two have been drilled in 2005 and are producing and the remainder are planned to be drilled this year.

Probable Undeveloped Reserves

Meridian’s total probable reserves are 2,481.6 MBOE, of which light and medium oil are 65.0 Mbbl, natural gas is 1,026 MMcf, gas is 10,329 MMcf and NGLs are 524 Mbbl. Of Meridian’s total probable reserves, 74% are located within the Willesden Green area. Within Willesden Green, 984.4 MBOE have been assigned to probable undeveloped reserves from twenty-one wells, with the balance probable developed. These probable undeveloped reserves are weighted 86% gas, 10% solution gas and the balance light and medium oil. The balance of Meridian’s probable undeveloped reserves is located within the “Other Properties” areas. Of the 21 wells, six of these are additional recovery associated with the proved undeveloped wells discussed above. Of the remainder of the wells, one has been drilled to date in 2005 and five are scheduled to be drilled during the balance of this year.

Significant Factors or Uncertainties

Meridian does not anticipate any significant economic factors or significant uncertainties will affect any particular components of the reserves data. However, the reserves can be affected significantly by fluctuations in product pricing, including heavy oil differentials, capital expenditures, operating costs, royalty regimes, and well performance that are beyond Meridian’s control.

Future Development Costs

The following table sets forth development costs deducted in the estimation of Meridian’s future net revenue attributable to the reserve categories noted below (in $M).

	Forecast Prices and Costs		Constant Prices and Costs
Year	Proved Reserves	Proved Plus Probable Reserves	Proved Reserves	Proved Plus Probable Reserves

2005	3,352	10,102	3,352	10,102
2006	—	—	—	—
2007	—	—	—	—
2008	—	—	—	—
2009	552	552	500	500
Thereafter	—	—	—	—
Total Undiscounted	3,904	10,654	3,852	10,602
Total Discounted at 10%	3,646	10,162	3,613	10,130

Meridian expects to be able to fund its capital expenditure program, including estimated future development costs, using cash flow from operations and forecasted credit facilities. Equity financing may also be used to fund operations. If cash flows are other than projected, capital expenditure levels will be adjusted to meet the targeted ratio. Meridian’s practices of continually monitoring spending opportunities in comparison to expected cash flow levels allow for adjustments to the capital program as required. Meridian does not expect that the costs of funding its capital expenditures will have a material effect of the economics of the programs.

9

OTHER OIL AND GAS INFORMATION

Principal Oil and Gas Properties

The following is a description of Meridian’s major oil and natural gas properties as at March 15, 2005. Production stated is gross production to Meridian (being Meridian’s working interest before royalties, as defined under “Gross”).

Willesden Green

The Willesden Green area is located forty-five kilometers north of Rocky Mountain House, Alberta. The Willesden Green area produces liquids-rich natural gas from six deep zones (1,800 to 2,800 meters), including the Cardium, Notikewin, Ellerslie, Rock Creek, Nordegg and Banff zones, and sweet dry natural gas from five shallower horizons (300 to 1,200 meters), including the Paskapoo, Ardley, Horseshoe Canyon, Edmonton and Belly River. As at March 15, 2005, Meridian had 15,520 gross (8,350 net) acres of developed land and 13,760 gross (6,457 net) acres of undeveloped land. As at March 15, 2005, Meridian had an interest in 40 (24.0 net) producing gas wells and 2 (0.8 net) producing light oil wells and 6 (3.7 net) non-producing natural gas wells in the Willesden Green area.

Within the Willesden Green area, in 2003, Meridian drilled ten (6.74 net) wells and re-entered 1 (0.70 net) well. In 2004, Meridian drilled an additional 25 (15.0 net) wells, and in the first 74 days of 2005 drilled 8 (4.4 net) gas wells. In 2003, Meridian installed two rental compressors. During 2004, a 54.85% owned compressor station, a 62.7% owned compressor station and a 70% owned compressor station were constructed and placed on-stream, replacing the two rental units. At the same time, Meridian entered into a five year processing commitment at a third-party gas plant. As of March 15, 2005, Meridian operated 4,630 HP. of compression facilities in the Willesden Green area capable of delivering 28 MMcf/d of natural gas to the third party processing facility. During calendar year 2005, depending upon factors such as capital resources, weather conditions, the availability of drilling services and drilling success, Meridian may drill or participate in up to 26 wells within the Willesden Green area.

For the year ended December 31, 2004, Meridian’s sales in the Willesden Green area averaged 1,132 BOE/d, of which natural gas averaged 5,209 Mcf/d, light oil 69 Bbls/d and NGLs 195 Bbls/d. For the seventy-four days ending March
15, 2005, sales averaged 1,922 BOE/d, of which natural gas was 8,960 Mcf/d, light oil was 70 Bbls/d and NGLs was 359
Bbls/d.

Other Properties

Other properties of Meridian include interests in Westerose, Rimbey, Glen Park, Carrot Creek, Gordondale and other minor areas, all located within west central Alberta. As at March 15, 2005, the other property areas contained 10,564 gross (2,607 net) acres of developed land and 20,000 gross (13,946 net) acres of undeveloped land. For the year ended December 31, 2004, sales averaged 103 BOE/d, of which natural gas was 484 Mcf/d, light oil was 4 Bbls/d and NGL’s was 18 Bbls/d. For the period ending March 15, 2005, sales averaged 430 BOE/d, of which natural gas was 1,906 Mcf/d, light oil was 3 Bbls/d and NGL’s was 110 Bbls/d.

Oil And Gas Wells

The following table sets forth the number and status of wells in which Meridian had a working interest as at March 15, 2005.

	Oil Wells				Natural Gas Wells
	Producing		Non-Producing		Producing		Non-Producing
	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Alberta	4.0	1.08	2.0	1.05	60.0	27.30	11.0	4.75

10

Properties with no Attributable Reserves

The following table sets out Meridian’s developed and undeveloped land holdings as at March 15, 2005, for which the undeveloped acres have no attributed reserves.

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net

Alberta	26,084	10,957	33,761	20,404	59,845	31,361

As at March 15, 2005, Meridian has committed to drill one well in Alberta by the end of 2005 pursuant to a farm-in agreement with an oil and gas company at an estimated cost of $700,000.

Meridian expects that rights to explore, develop and exploit approximately 1,300 net acres of its undeveloped land holdings will expire by December 31, 2005.

Additional Information Concerning Abandonment and Reclamation Costs

The estimated future well abandonment costs for existing and future reserves wells have been included in the economic forecasts. Meridian uses its historical cost information on an area by area basis as the means for estimating the future abandonment and reclamation costs. When this information is not available, the estimate is determined with reference to appropriate regulatory standards and requirements. Additional abandonment and reclamation costs associated with non-reserves wells, reclamation costs for wells with reserves and facility abandonment and reclamation expenses have not been included in the reserve report analysis.

In the Sproule Report, the number of net oil and gas wells for which revenues and costs, including future well abandonment costs, varies by year depending on when wells commence and end production. The total amount of such costs that Meridian expects to incur, all of which is deducted in the total proved forecast price and cost reserve report, before estimated salvage value, is $1,415,000. In the constant prices and costs total proved reserve report, the total of such costs, fully deducted, is $1,126,000. In the next three financial years, these costs are as follows:

Forecast Prices and Costs (Total Proved)

			Abandonment
Year	Oil Wells	Gas Wells	Costs ($ 000’s)
2005	2	—	23
2006	1	—	3
2007	—	4	59
Subtotal	3	4	85
Remainder	5	58	1,330
Total	8	62	1,415
Total, discounted at 10%			491

11

Constant Prices and Costs (Total Proved)

			Abandonment
Year	Oil Wells	Gas Wells	Costs ($ 000’s)
2005	2	—	23
2006	—	—	—
2007	1	2	50
Subtotal	3	2	73
Remainder	5	60	1,053
Total	8	62	1,126
Total, discounted at 10%			411

At December 31, 2004, the estimated total undiscounted amount required to settle the asset retirement obligations (being abandonment and reclamation costs for net producing and shut-in wells and facilities) of Meridian is approximately $1.8 million, of which $0.7 million has been recorded in various fiscal periods (net cost of $1.1 million). The incremental costs for future site restoration for surface leases and pipelines, reduced by the estimated salvage values for all including wells, is estimated by Meridian to be nominal.

Included in the Sproule Report (constant prices and costs, Proved developed producing reserves) for 2005 are 58 producing wells, the same number of producing wells utilized in determining the total future site restoration costs for producing and shut-in wells above.

Capital Expenditures Incurred

The following table summarize capital expenditures (net of incentives and net of certain proceeds and including capitalized general and administrative expenses) relating to Meridian’s activities for the year ended December 31, 2004:

Property acquisition costs
Proved properties	$1,500,000
Undeveloped properties	1,302,703
Exploration costs	180,433
Development costs	30,878,848
$33,861,984

Production Estimates

The following table sets out the volumes of Meridian’s working interest production estimated for the year ended December 31, 2005, which is reflected in the estimate of future net revenue disclosed in the Forecast Price tables contained under “Disclosure of Reserves Data”.

	Light and
	Medium Oil	Natural Gas	BOE
	(Bbls/d)	(Mcf/d)	(BOE/d)
Total proved	54	11,882	2,034
Total proved plus probable	58	14,254	2,434

For both total proved and total proved and probable reserves, production the year ended December 31, 2005 for the Willesden Green area accounts for more than 20% of total estimated daily production estimated for Meridian. The production for the Willesden Green area for the year ended December 31, 2005 is identified in the following table.

12

	Light and
Willesden Green	Medium Oil	Natural Gas	BOE
	(Bbls/d)	(Mcf/d)	(BOE/d)
Total proved	51	10,313	1,770
Total proved plus probable	56	12,609	2,158

Production History

The following tables summarize certain information in respect of production, product prices received, royalties paid, operating expenses and resulting netback for the periods indicated.

	Quarter Ended
	2004
	Dec. 31	Sept. 30	June 30	Mar. 31

Average Daily Production(1)
Gas (Mcf/d)	9,089	6,391	3,315	3,871
Oil (Bbls/d)	55	87	70	80
NGL’s (Bbls/d)	346	274	103	125
Combined (BOE/d)	1,916	1,426	726	850

Average Price Received (before transportation)
Gas ($/Mcf)	7.18	6.85	7.62	6.96
Oil ($/Bbls)	53.55	55.24	50.94	45.23
NGL’s ($/Bbls)	48.80	46.23	38.53	36.08
Combined ($/BOE)	44.42	42.91	45.21	41.28

Royalties Paid
Gas ($/Mcf)	2.40	2.46	2.21	2.70
Oil ($/Bbls)	2.07	8.04	8.42	5.83
NGL’s ($/Bbls)	16.19	17.06	15.00	15.99
Combined ($/BOE)	13.66	13.82	11.15	13.58

Operating Expenses (including transportation) ($/BOE)
Gas ($/BOE)	0.91	0.88	1.06	0.87
Oil ($/BOE)	4.75	4.79	6.19	8.56
NGL’s ($/BOE)	5.04	5.10	6.33	5.13
Combined ($/BOE)	5.34	5.21	6.32	5.54

Netback Received ($/BOE)(2)
Gas ($/BOE)	3.87	3.51	4.35	3.39
Oil ($/BOE)	46.73	42.41	36.33	30.84
NGL’s ($/BOE)	27.57	24.07	17.20	14.96
Combined ($/BOE)	25.42	23.88	27.73	22.16

Notes:

(1)                                  Before deduction of royalties.

(2)                                  Netbacks are calculated by subtracting royalties, and operating (including transportation) costs from revenues.

13

The following table indicates Meridian’s average daily production (including production from its major areas) for the year ended December 31, 2004.

		Light &
	Gas	Medium Oil	NGLs	BOE
	(Mcf/d)	(Bbls/d)	(Bbls/d)	(BOE/d)

Willesden Green	5,209	69	195	1,132

Other Properties:
Westerose	123	—	7	28
Rimbey	94	—	7	22
Glen Park	113	—	1	20
Carrot Creek	59	3	2	15
Gordondale	53	—	—	9
Minor properties	42	1	1	9
	484	4	18	103
Total	5,693	73	213	1,235

Marketing and Forward Contracts

At the time of acquisition, Meridian did not have any natural gas commodity price swaps or fixed price sales contracts in place.

14

SCHEDULE “B”

AUDITED FINANCIAL STATEMENTS OF

MERIDIAN ENERGY CORPORATION

YEARS ENDED DECEMBER 31, 2004 AND 2003

AUDITORS’ REPORT

To the Shareholders of

Meridian Energy Corporation

We have audited the balance sheets of Meridian Energy Corporation as at December 31, 2004  and 2003 and the statements of operations and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Calgary, Canada	(signed) “Ernst & Young LLP”
March 15, 2005	Chartered Accountants

Meridian Energy Corporation

BALANCE SHEETS

As at December 31

	2004	2003
	$	$
		[Restated
		- note 3]
ASSETS [note 6]
Current
Cash	—	243,438
Accounts receivable	7,767,247	3,545,809
Prepaid expenses and deposits	79,704	87,617
	7,846,951	3,876,864
Property, plant and equipment [notes 4 and 5]	48,653,737	18,934,945
Goodwill [note 4]	2,980,000	2,980,000
	59,480,688	25,791,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness [note 6]	5,214,343	—
Accounts payable and accrued liabilities	13,251,885	4,113,653
	18,466,228	4,113,653

Asset retirement obligations [notes 3 and 7]	742,778	432,145

Future income taxes [note 11]	2,938,700	953,400

Commitments [note 13]

SHAREHOLDERS’ EQUITY
Share capital [note 9]	32,448,683	19,434,726
Contributed surplus [note 10]	1,001,655	497,405
Retained earnings	3,882,644	360,480
	37,332,982	20,292,611
	59,480,688	25,791,809

See accompanying notes

On behalf of the Board:

(signed) “W.C. (Mickey) Dunn	(signed) “Raymond G. Smith”
W.C. (Mickey) Dunn	Raymond G. Smith
Director	Director

Meridian Energy Corporation

STATEMENTS OF OPERATIONS
AND RETAINED EARNINGS (DEFICIT)

Year ended December 31

	2004	2003
	$	$
		[Restated
		- note 3]
REVENUES
Petroleum and natural gas sales	19,649,901	3,434,034
Royalties, net of Alberta Royalty Tax Credit [note 8]	(6,008,857)	(864,869)
Interest	79,856	94,597
	13,720,900	2,663,762

Expenses
Operating	1,885,685	505,631
Transportation	585,478	120,471
Depletion, depreciation and accretion	4,453,825	889,532
General and administration [note 5]	856,754	456,866
Stock-based compensation [note 9]	570,500	439,405
Interest	43,554	—
	8,395,796	2,411,905

Income before income taxes	5,325,104	251,857

Income taxes
Current	624	23,165
Future (recoveries)	1,802,316	(104,419)
	1,802,940	(81,254)

Net income for the year	3,522,164	333,111

Retained earnings, beginning of year
As previously reported	363,393	(2,497,393)
Retroactive application of change in accounting policy [note 3]	(2,913)	(821)
As restated	360,480	(2,498,214)
Reduction of stated capital [note 9]	—	2,525,583
Retained earnings, end of year	3,882,644	360,480

Net income per share
Basic	0.10	0.01
Diluted	0.10	0.01

See accompanying notes

Meridian Energy Corporation

STATEMENTS OF CASH FLOWS

Year ended December 31

	2004	2003
	$	$
		[Restated
		- note 3]
Cash provided by (used in)
OPERATING ACTIVITIES
Net income for the year	3,522,164	333,111
Items not affecting cash:
Future income tax expense (recoveries)	1,802,316	(104,419)
Stock-based compensation	570,500	439,405
Depletion, depreciation and accretion	4,453,825	889,532
Funds flow from operations	10,348,805	1,557,629
Increase in accounts receivable and prepaids	(1,914,289)	(1,535,431)
Increase in accounts payable and accrued liabilities	2,345,436	788,707
	10,779,952	810,905

Financing activities
Bank indebtedness	5,214,343	—
Issuance of common shares	12,150,000	2,100,000
Issuance costs	(667,809)	(170,996)
Exercise of stock options	148,500	27,000
Decrease in accounts payable and accrued liabilities	—	(79,041)
	16,845,034	1,876,963

Investing activities
Capital expenditures	(32,361,984)	(11,870,479)
Acquisition of RayCal [note 4]	—	5,826,951
Increase in accounts receivable	(2,299,236)	(1,787,336)
Increase in accounts payable and accrued liabilities	6,792,796	2,981,665
	(27,868,424)	(4,849,199)

Decrease in cash	(243,438)	(2,161,331)
Cash, beginning of year	243,438	2,404,769
Cash, end of year	—	243,438

Cash interest paid during year	43,554	—

Cash taxes paid during year	23,165	—

See accompanying notes

Meridian Energy Corporation

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

1.                                      INCORPORATION AND BUSINESS OF THE COMPANY

The Company was incorporated under the laws of the Province of British Columbia on December 18, 1992 under the name Meridian Petroleum Corporation. The business of the Company is the exploration for, acquisition, development and production of petroleum and natural gas reserves in the Western Canada Sedimentary Basin. On March 31, 1993, the Company changed its name to Meridian Energy Corporation and was continued under the laws of the province of Alberta on September 9, 1996. The shares of the Company trade on the TSX Venture Exchange under the symbol MDE.

2.                                      SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada. Management has made necessary estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses in the preparation of the financial statements. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts but management does not believe such differences will materially affect the Company’s financial position or results of operations. Significant accounting policies are summarized as follows:

(a)                                  Petroleum and natural gas properties

The Company follows the full cost method of accounting for oil and gas operations. All exploration, development and acquisition costs for oil and gas properties and related reserves are capitalized into a single Canadian cost centre. Such costs include land acquisition costs, costs of drilling both productive and nonproductive wells, and geological and geophysical expenses and certain general and administrative expenditures directly related to exploration.

Gains or losses on the sale or disposition of petroleum and natural gas properties are not recognized unless recognition would result in a change of more than twenty percent in the depletion rate.

(b)                                  Depletion and depreciation

Depletion of petroleum and natural gas properties is provided using the unit-of-production method based on production volumes before royalties in relation to total estimated proved reserves as determined by independent engineers and calculated in accordance with National Instrument 51-101. Natural gas reserves and production are converted at the energy equivalent of six thousand cubic feet to one barrel of oil.

Calculations for depletion and depreciation of production equipment are based on total capitalized costs plus estimated future development costs of proved undeveloped reserves less the estimated net realizable value of production equipment and facilities after the proved reserves are fully produced. The costs of acquiring and evaluating unproved properties are excluded from depletion calculations. These properties are assessed periodically to ascertain whether impairment has occurred. When the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

(c)                                  Ceiling test

The Company applies a two-stage ceiling test to capitalized costs to ensure that such costs do not exceed the undiscounted future cash flows from production of proved reserves. Undiscounted future cash flows are calculated based on management’s best estimated of forward indexed prices applied to estimated future production of proved reserves plus the book value of undeveloped properties, less estimated future operating costs, royalties net of Alberta Royalty Tax Credits, capital and income taxes, future development costs and abandonment costs. When the carrying amount of a cost centre is not recoverable, the second stage of the process will determine the impairment whereby the cost centre would be written down to its fair value. The second stage requires the calculation of discounted future cash flows from the proved plus probable reserves. The fair value is estimated using accepted present value techniques, which incorporate risks and other uncertainties when determining expected cash flows.

(d)                                  Furniture and equipment

Furniture and equipment are recorded at cost and are depreciated on a declining basis at twenty percent.

(e)                                  Joint ventures

The Company’s oil and gas activities are conducted jointly with others. The financial statements reflect only the Company’s proportionate interest in such activities.

(f)                                    Goodwill

Goodwill is recognized on acquisitions where the total consideration exceeds the fair value of the identifiable assets, net of assumed liabilities. Goodwill is not amortized but is assessed for impairment at the end of each reporting period. Impairment is determined by comparing the fair value of the Company’s equity with its net book value recorded in the accounts. A goodwill impairment would be charged to earnings if the net book value exceeds its fair value.

(g)                                 Asset retirement obligations

The Company recognizes a liability for the future retirement obligations associated with Company’s property, plant, and equipment. The fair value of the asset retirement obligation is recorded on a discounted basis. This amount is also capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until the Company settles the obligation.

(h)                                 Income taxes

The Company uses the liability method of accounting for future income taxes. Under this method, future income taxes are recognized on the temporary differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. Future income taxes are computed using the substantially enacted corporate income tax rates in effect each year.

(i)                                    Flow-through shares

A portion of the Company’s exploration activities is financed through proceeds received from the issue of flowthrough shares whereby the tax attributes of the exploration expenditures are renounced to the share subscribers. To recognize the tax benefits renounced by the Company, the carrying value of the shares issued is reduced by the tax effect of the tax deductions received by the subscribers. The tax effect of the renouncement is recorded when the exploration expenditures are renounced.

(j)                                    Per share amounts

The treasury stock method of calculating per share amounts is used whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

Net income per share has been calculated based on the weighted average number of common shares outstanding during the year of 35,426,197 (2003 - 23,100,440) basic and 36,544,066 (2003 - 23,584,944) fully diluted.

(k)                                Stock option plan

Under the Company’s stock option plan, options to purchase common shares are granted to directors, officers, employees and consultants at current market prices. Options issued by the Company in 2003 and 2004 are accounted for in accordance with the fair value method of accounting for stock-based compensation, and as such the cost of the options is charged to earnings with an offsetting amount recorded to contributed surplus, based on an estimate of the fair value determined using a Black-Scholes options pricing model.

For options granted prior to January 1, 2003, the Company discloses the pro forma earnings impact of related stock-based compensation expense in the notes to the financial statements.

(l)                                    Revenue recognition

Revenue from the sale of petroleum and natural gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the delivery, including operating and maintenance costs, transportation and production based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

(m)                              Measurement uncertainty

The amounts recorded for depletion and depreciation of oil and natural gas properties and equipment, the provision for asset retirement obligations and stock-based compensation are based on estimates. The ceiling test is based on estimates of proved reserves, production rates, oil and gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

3.                                      CHANGE IN ACCOUNTING POLICY

(a)                                  Asset retirement obligations

On January 1, 2004, the Company retroactively adopted the Canadian accounting standard outlined in CICA Handbook Section 3110, “Asset Retirement Obligations”. Previously, estimated future site restoration costs were provided for over the life of the proved reserves on a unit of production basis.

Under the new accounting standard, the Company records the fair value of legal obligations associated with the retirement of long-lived tangible assets, such as petroleum and natural gas assets, in the period in which they are acquired or drilled and a corresponding increase in the carrying amount of the long-lived asset. The liability accretes until the Company expects to settle the retirement obligation. The asset retirement costs assigned to the long-lived assets are depleted using the unit of production method. Actual costs to retire the tangible assets are deducted from the liability as incurred.

As required by the new standard, all prior periods have been restated for the change in accounting policy. The impact of adopting this standard compared to the previous standard is:

Change in balance sheet

December 31,
2003
$

Increase in property, plant and equipment	373,051
Total assets	373,051

Asset retirement obligations	377,564
Future income tax liabilities	(1,600)
Deficit	(2,913)
Total liabilities and shareholders’ equity	373,051

Change in statement of operations

December 31,
2003
$

Increase in depletion, depreciation and accretion	3,692
Decrease in future income recoveries	(1,600)
Decrease in net income	(2,092)

(b)                                  Full cost accounting

In January 2004, the Company adopted the new CICA Accounting Guideline “Oil and Gas Accounting - Full Cost”, which modifies how the full cost ceiling test is performed resulting in a two stage process. The first stage requires the carrying amounts of the cost centers to be tested for recoverability using undiscounted future cash flows from proved reserves and management’s best estimate of forward indexed prices. When the carrying amount of a cost centre is not recoverable, the second stage of the process will determine the impairment whereby the cost centre would be written down to its fair value. The second stage requires the calculation of discounted future cash flows from proved plus probable reserves. The fair value is estimated using accepted present value techniques, which incorporate risks and other uncertainties when determining expected cash flows.

Under the prior method, future net revenues for ceiling test purposes were based on proved reserves and undiscounted end of period prices. Estimated future general and administrative costs and financing charges associated with the future net revenues were deducted in arriving at the “ceiling”.

The Company has performed the revised ceiling test as of December 31, 2004 and there is no impact on the financial results.

The impairment test was calculated using the average price forecasts outlined in the table below.

Year	Medium / Light Oil	Natural Gas
	($ /bbl)	($ /mcf)

2005	51.25	6.97
2006	48.03	6.66
2007	42.64	6.21
2008	38.31	5.73
2009	36.36	5.37
2010	36.91	5.47
2011	37.47	5.57
2012	38.03	5.67
2013	38.61	5.77
2014	39.19	5.87
2015	39.78	5.98
Remaining		Escalated at 1.5% thereafter

4.                                      ACQUISITION OF RAYCAL ENERGY INC.

On May 30, 2003, the Company acquired all of the issued and outstanding shares of RayCal Energy Inc. (“RayCal”), a privately owned oil and gas exploration company, for total consideration of $13,531,501 consisting of 15,035,002 Meridian common shares. The value of the consideration was based on the trading value of Meridian’s stock on March 10, 2003, the date that the Company announced its intention to acquire RayCal.

The acquisition was accounted for using the purchase method. Additional direct costs of $187,732 for legal and financial advisor’s fees incurred by the Company have been included as a cost of the acquisition.

The allocation of the purchase price is as follows:

$

Working capital	6,014,683
Property, plant & equipment	5,444,550
Goodwill	2,980,000
Future income tax liability	(720,000)
Net assets acquired	13,719,233

Meridian and RayCal were amalgamated at the close of business on May 30, 2003. No income or expenses of RayCal prior to May 30, 2003 are included in the earnings of the Company.

5.                                      PROPERTY, PLANT AND EQUIPMENT

	December 31, 2004
		Accumulated
		Depletion and	Net Book
	Cost	Depreciation	Value
	$	$	$

Petroleum and natural gas properties	56,028,517	8,032,795	47,995,722
Asset retirement cost	675,580	88,759	586,821
Furniture and equipment	223,349	152,155	71,194
	56,927,446	8,273,709	48,653,737

	December 31, 2003
		Accumulated
		Depletion and	Net Book
	Cost	Depreciation	Value
	$	$	$
	(Restated – Note 3)

Petroleum and natural gas properties	22,217,661	3,708,106	18,509,555
Asset retirement cost	404,450	31,399	373,051
Furniture and equipment	172,221	119,882	52,339
	22,794,332	3,859,387	18,934,945

At December 31, 2004, the cost of petroleum and natural gas properties includes  $3,511,000      (2003 -$1,556,000) relating to unproven properties that have been excluded from the depletion calculation.

Effective January 1, 2003, the Company began to capitalize certain general and administrative expenditures directly related to exploration. During 2004, $655,276 (2003 - $251,000) of such costs were capitalized to petroleum and natural gas properties.

6.                                      BANK INDEBTEDNESS

The Company has a revolving demand credit facility that provides for a line of credit of $12,000,000 with a major Canadian chartered bank. Interest is calculated on the daily outstanding principal amount at prime plus 0.20% per annum with interest payable monthly. The average interest rate for the year ended December 31, 2004 was 4.37%. A $20,000,000 demand debenture conveying a first floating charge on the Company’s assets is pledged as collateral.

The facility is subject to review annually and may be renewed upon the end of its revolving phase on April 30, 2005.

7.                                      ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations result from net ownership interests in petroleum and natural gas assets including well sites, gathering systems and processing facilities. The Company estimates the total undiscounted amount of cash flows required to settle its asset retirement obligations is approximately $1,777,835 which will be incurred between 2005 and 2040. A credit-adjusted risk-free rate of 8.0 percent was used to calculate the fair value of the asset retirement obligations.

A reconciliation of the asset retirement obligations is provided below:

	2004	2003
	$	$

Balance, beginning of period	432,145	52,240
Accretion expense	38,904	11,198
Liabilities incurred	271,729	368,707
Balance, end of period	742,778	432,145

8.                                      RELATED PARTY TRANSACTIONS

(a)                                  Prior to September 19, 2002 certain officers had the right to participate in all prospects of the Company up to a maximum of 10% of the Company’s working interests. Election to participate was made prior to the commencement of drilling the initial well or prior to incurring the first risk expenditures on a well on the prospect. During the fourth quarter of 2004, two wells were drilled on lands earned by certain Directors of the Company under this arrangement.

(b)                                 In September, 2002, the Company entered into an agreement with RayCal Energy Inc. (“RayCal”), a private corporation whose management was the same as that of the Company, whereby the two companies would jointly participate in the business of exploration, development and production of oil and gas on a basis whereby business opportunities and expenses would be shared with RayCal having a 75% interest and being responsible for 75% of the capital costs and the Company having a 25% interest and being responsible for 25% of the capital costs; general and administrative costs would be shared equally between RayCal and the Company.

During 2003 Meridian invoiced RayCal for their share of costs as follows:

$

Petroleum and natural gas properties	2,461,342
Furniture and fixtures	1,395
General and administrative expenses	209,668

Net revenue earned by RayCal pursuant to the joint venture agreement was $151,650 for the five months ended May 30, 2003. The Company acquired RayCal on May 30, 2003 and the two companies were amalgamated on the same day.

(c)                                  RayCal entered into a royalty agreement dated September       19,   2002 with three officers of the Company. The Royalty Agreement provides a three percent gross overriding royalty (“Royalty”) payable to the Royalty Owners pertaining to five prospects proposed by those Royalty Owners to RayCal.

The Company had the right to buy back, at fair market value, each drilling spacing unit that was subject to the Royalty at any time after one year from the date production commenced from such spacing unit and to cancel, at no cost, all portions of the Prospect Lands which have not become producing spacing units five years after the date that Meridian acquired the shares of RayCal. In addition, the Royalty Owners have acknowledged that the Royalty interest shall only apply to a seventy-five percent interest in the Prospect Lands held by the amalgamated company.

During the period from May 31, 2003 to December 31, 2003, $48,773 was earned by the Royalty Owners of which $30,885 was payable on December 31, 2003. During the four months ended April 30, 2004, $75,858 was earned by the Royalty Owners of which nil was payable at year end.

Effective May 1, 2004, the Royalty was acquired from the Royalty Owners for a total consideration of 600,000 Common Shares of the Company at a price of $2.50 per share for a total consideration of $1,500,000.

9.                                      SHARE CAPITAL

Authorized:

Unlimited Common voting shares, unlimited Preferred shares issuable in series

Issued:

	2004		2003
		Amount		Amount
	Shares	$	Shares	$

Common shares
Balance, beginning of year	30,216,608	19,434,726	13,263,206	4,781,450
Issued upon exercise of special warrants (c)	—	—	15,000,000	2,029,173
			28,263,206

Consolidation of shares (a)			14,131,606	—

Issued upon acquisition
of RayCal Energy Inc. (note 4)	—	—	15,035,002	13,531,501
Private placements (b)	5,400,000	12,150,000	1,000,000	2,100,000
Acquisition of Royalty Interests [note 8]	600,000	1,500,000
Tax reductions renounced	—	(427,570)		(407,500)
Exercise of stock options (e)	275,000	148,500	50,000	27,000
Issuance costs	—	(667,809)	—	(170,996)
Tax benefits on issuance costs	—	244,586	—	69,681
Option effect on contributed surplus	—	66,250	—	—
Reduction of stated capital (h)	—	—	—	(2,525,583)
Balance, end of year	36,491,608	32,448,683	30,216,608	19,434,726

Special warrants
Balance, beginning of year	—	—	15,000,000	2,029,173
Exercised during year (c)	—	—	(15,000,000)	(2,029,173)
Balance, end of year	—	—	—	—

(a)                                  Consolidation of shares

On May 27, 2003, the shareholders of the Company approved the consolidation of its Class “A” Common Shares on the basis of one new Common Share for every two Class “A” Common Shares issued and outstanding. All outstanding options to acquire shares of the Company were adjusted accordingly.

(b)                                  Private Placements

On February 10, 2004, the Company issued 5,400,000 Common Shares pursuant to a private placement with gross proceeds of $12,150,000.

On October 3, 2003, the Company issued 1,000,000 Common Shares pursuant to a private flow-through share offering. The gross proceeds of $2,100,000, of which $1,000,000 was incurred by December 31, 2003, and the remainder was incurred by December 31, 2004, the tax benefits related thereto being renounced to the holders in 2003.

(c)                                  Special Warrants

During 2002, the Company issued 15,000,000 special warrants at a price of $0.15 each for total proceeds of $2,250,000. Each special warrant entitled the holder thereof to acquire one Class A common share, at no additional cost, at any time until the close of business on September 19, 2003. All of the outstanding warrants were exercised and 15,000,000 Class A Common Shares were issued on January 8, 2003.

(d)                                  Share Options

The Company adopted a stock option plan whereby the number of shares that may be reserved for issuance pursuant to stock options shall not exceed ten percent of the outstanding common shares of the Company from time to time. No eligible optionee may hold stock options to purchase more than five percent of the outstanding common shares of the Company. Option prices and expiry dates are set by the Board of Directors upon issuance. A summary of the outstanding stock options as of December 31, 2004 and 2003 and changes during the years then ended follows:

	2004		2003
		Weighted-		Weighted-
		average		average
		exercise		exercise
		price		price
Fixed options	Shares	$	Shares	$
Outstanding, beginning of year	2,255,000	1.26	2,000,000	$0.27

Consolidation of shares	—	—	1,000,000	0.54
Granted	975,000	2.85	1,455,000	1.71
Expired	—	—
Exercised	(275,000)	0.54	(50,000)	0.54
Cancelled	—	—	(150,000)	1.12
Outstanding, end of year	2,955,000	1.85	2,255,000	1.26

Exercisable, end of year	1,845,000		1,335,000

Options Outstanding and Exercisable as of December 31, 2004

	Number	Weighted-Average	Weighted-Average	Number
Exercise Prices	Outstanding	Remaining Life	Exercise Price	Exercisable
$0.54 to $3.11	2,955,000	3.66 years	$1.85	1,845,000

(e)                                  Stock-based Compensation

The assumptions used to calculate the stock-based compensation expense for the options granted in 2004 are estimated at the date of the grant using the Black-Scholes Option Pricing Model with weighted average assumptions of volatility factor expected market price of 38.8% (2003 – 58.6%), risk-free interest rate of 3.1% (2003 – 3.1%), no dividend yield for both 2004 and 2003 and expected life of options of two years in 2004 (2003 - two years). The fair value of options granted in 2004 was $666,000.

As discussed in note 2, the Company continues to disclose the pro forma effect of stock-based compensation on net earnings and earnings per basic and diluted share for options issued prior to January 1, 2003. For the purposes of this pro forma disclosure, the Company calculated the value of stock-based compensation using a Black-Scholes option pricing model to estimate the fair value of stock options at the date of grant. The estimated fair value of options is amortized to expense over the options’ vesting periods. For stock options granted in 2002, the Company’s net earnings would have been reduced by $44,000 for the year ended December 31, 2004 and by $44,000 for the year ended December 31, 2003. Basic and diluted earnings per share figures would have been reduced by $0.05 for the 2002 year.

In calculating the fair value of the options granted in 2002, the assumptions made include a volatility factor of expected market price of 150 percent, a weighted average risk-free interest rate of 5.0%, no dividend yield and a weighted average expected life of options of 3 years. The pro forma amounts shown above do not include the compensation cost associated with stock options granted prior to January 1, 2002. The fair value of the 2002 common share options was estimated to be $440,000. The total fair value of the options granted to nonemployees, officers and directors during the year was calculated to be $44,000 and has been included as a stockbased compensation expense for the year ended December 31, 2002.

(f)                                    Reduction of Stated Capital

The elimination of the deficit derived prior to the acquisition of RayCal Energy Inc. on May 30, 2003 was ratified by the shareholders at the May 27, 2003 Annual and Special Meeting.

10.                               CONTRIBUTED SURPLUS

$
Balance, December 31, 2002	58,000
2003 Stock-based compensation expense	439,405
Balance, December 31, 2003	497,405
2004 Stock-based compensation expense	570,500
Transferred to share capital on exercise of options	(66,250)
Balance, December 31, 2004	1,001,655

11.                               INCOME TAXES

Income taxes differ from the amounts which would be obtained by applying statutory income tax rates to income before taxes as follows:

	2004 $	2003 $
		[Restated
		- note 3]
Income before income taxes	5,325,104	251,857

Statutory income tax rate	38.87%	40.75%
Computed for income taxes (recoveries)	2,069,868	102,632
Increase (decrease) resulting from:
Rate adjustments	(419,111)	(178,998)
Crown charges	1,253,538	255,359
Alberta royalty tax credit	(162,575)	(70,629)
Attributed Canadian royalty income	(114,866)	(43,180)
Stock based compensation	221,753	179,058
Resource allowance	(1,039,752)	(154,564)
Valuation allowance	—	(195,214)
Other items	(6,539)	1,117
Future income tax expense (recoveries)	1,802,316	(104,419)

Future income taxes consist of the following temporary differences:

	2004 $	2003 $
Property and equipment	4,322,592	2,151,395
Non-capital loss carryforwards	(602,614)	(893,316)
Share issuance expenses	(302,571)	(151,347)
Alberta attributed royalty income	(233,136)	(132,836)
Asset retirement obligations	(245,571)	(20,496)
	2,938,700	953,400

As at December 31, 2004, the Company has exploration and development costs, unamortized petroleum and natural gas property expenditures, undepreciated capital costs, unamortized share issuance costs, non-capital losses and Alberta attributed royalty income available to reduce future taxable income in aggregate of approximately $39 million (2003 - $16 million).

The expiry dates of the non-capital losses are as follows:

$
2008	157,000
2009	592,000
2010	853,000
1,602,000

12.                               FINANCIAL INSTRUMENTS

Fair Value of Financial Assets and Liabilities

The Company’s financial instruments recognized in the balance sheet consist of accounts receivable, bank indebtedness, accounts payable and accrued liabilities. The fair values of the financial instruments approximate their carrying amounts due to the short-term maturity of these instruments.

Risk Management

The Company is exposed to credit-related losses in the event of default by counter-parties to financial instruments. The Company does not expect any counter-parties to fail to meet their obligations because the Company limits its transactions to counter-parties of high credit quality.

The nature of the Company’s operations results in exposure to fluctuations in commodity prices and interest rates. As of December 31, 2004 and 2003 no controls to manage exposure to these risks were in place.

13.                               COMMITMENTS

The Company leases office premises under an agreement which expires April, 2005. The minimum lease payments required under the lease are $44,192 in 2005.

14.                               COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year’s financial statement presentation.

15.                               SUBSEQUENT EVENT

On January 20, 2005, the Company announced that it had entered into an agreement with True Energy Inc. (“True”) pursuant to which True would make an offer to acquire all of the outstanding common shares of Meridian on the basis of, at the election of the Meridian shareholder, (a) 0.91 common shares of True per Meridian share; or (b) $3.85 in cash per Meridian share; or (c) a combination thereof, provided that the maximum aggregate amount of cash payable pursuant to the offer would be limited to $30 million.

By the close of business on March 15, 2005, over 95% of the issued and outstanding shares of Meridian had been tendered to the offer.

SCHEDULE “C”

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENTS OF OPERATIONS OF TRUE ENERGY INC.

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS

To the Board of Directors of

True Energy Inc.

We have read the accompanying unaudited pro forma consolidated statements of operations of True Energy Inc. (the “Company”) for the three months ended March 31, 2005 and for the year ended December 31, 2004, and have performed the following procedures:

1.                                       Compared the figures in the columns captioned “True Energy Inc.” to the unaudited consolidated financial statements of the Company for the three months ended March 31, 2005, and the audited consolidated financial statements of the Company for the year ended December 31, 2004, respectively, and found them to be in agreement.

2.                                       Compared the figures in the columns captioned “Meridian Energy Corporation” to the unaudited schedules of revenue and expenses of Meridian Energy Corporation for the period from January 1, 2005 to March 15, 2005, and the audited financial statements of Meridian Energy Corporation for the year ended December 31, 2004, respectively, and found them to be in agreement.

3.                                       Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)                                  the basis for determination of the pro forma adjustments; and

(b)                                 whether the pro forma financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)                                  described to us the basis for determination of the pro forma adjustments, and

(b)                                 stated that the pro forma financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.                                       Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.                                       Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “True Energy Inc.” and “Meridian Energy Corporation” for the three months ended March 31, 2005, and for the year ended December 31, 2004, and found the amounts in the column captioned “Pro forma consolidated” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) “KPMG LLP”

Chartered Accountants

Calgary, Canada

May 27, 2005

TRUE ENERGY INC.

Pro Forma Consolidated Statement of Operations

Three months ended March 31, 2005

(Unaudited)

	True Energy Inc.
	three months	Meridian Energy
	ended	Corporation
	March 31,	(January 1 to	Pro Forma		Pro forma
	2005	March 15, 2005)	adjustments	Notes	consolidated

Revenue:

Petroleum and natural gas sales	$22,441,195	$8,045,192	$—		$30,486,387
Royalties, net of Alberta royalty tax credit	5,832,459	2,116,305	96,547	3(a)	8,045,311

	16,608,736	5,928,887	(96,547)		22,441,076

Expenses:
Production	3,484,178	620,270	—		4,104,448
Transportation	573,341	198,660	—		772,001
General and administrative	1,495,364	2,316,860	—		3,812,224
Interest on bank debt	179,649	64,205	(4,509)	3(b)	239,345
Other interest	3,084	257	—		3,341
Depletion, depreciation and accretion	9,015,056	1,645,480	933,262	3(c)	11,593,798
	14,750,672	4,845,732	928,753		20,525,157

Earnings before taxes	1,858,064	1,083,155	(1,025,300)		1,915,919

Taxes:
Capital taxes	488,344	3,215	(3,215)	3(d)	488,344
Future income tax	340,000	631,676	(329,885)	3(e)	641,791
	828,344	634,891	(333,100)		1,130,135

Net earnings	$1,029,720	$448,264	$(692,200)		$785,784

Net earnings per share:
Basic	$0.02	$0.01			$0.01
Diluted	$0.01	$0.01			$0.01

2

TRUE ENERGY INC.

Pro Forma Consolidated Statement of Operations

Year ended December 31, 2004

(Unaudited)

		Meridian Energy
	True Energy Inc.	Corporation
	year ended	year ended
	December 31,	December 31,	Pro Forma		Pro forma
	2004	2004	adjustments	Notes	consolidated

Revenue:
Petroleum and natural gas sales	$67,947,589	$19,649,901	$—		$87,597,490
Royalties, net of Alberta royalty tax credit	17,388,728	6,008,857	424,056	3(a)	23,821,641
Interest	—	79,856			79,856
	50,558,861	13,720,900	(424,056)		63,855,705

Expenses:
Production	10,939,293	1,885,685	—		12,824,978
Transportation	1,812,552	585,478	—		2,398,030
General and administrative	3,231,058	1,427,254	—		4,658,312
Interest on bank debt	413,148	43,554	(17,901)	3(b)	438,801
Other interest	114,877	—	—		114,877
Depletion, depreciation and accretion	14,623,216	4,453,825	17,537,906	3(c)	36,614,947
	31,134,144	8,395,796	17,520,005		57,049,945

Earnings before taxes	19,424,717	5,325,104	(17,944,061)		6,805,760

Taxes:
Current income taxes	16,831	624	—		17,455
Capital taxes	1,369,384	—	460,773	3(d)	1,830,157
Future income tax	9,078,922	1,802,316	(6,503,455)	3(e)	4,377,783
	10,465,137	1,802,940	(6,042,682)		6,225,395

Net earnings	$8,959,580	$3,522,164	$(11,901,379)		$580,365

Net earnings per share:
Basic	$0.15	$0.10			$0.01
Diluted	$0.15	$0.10			$0.01

See accompanying notes.

3

TRUE ENERGY INC.

Notes to Pro Forma Consolidated Financial Statements

Three months ended March 31, 2005 and the year ended December 31, 2004
(Unaudited)

1.              Company acquisition

On January 20, 2005 True Energy Inc. (“True”) or the (“Company”) offered to purchase all of the issued and outstanding shares of Meridian Energy Corporation (“Meridian”) for $3.85 cash per share, 0.91 of a True share for each Meridian share, or any combination therein (subject to a maximum cash offer of $30 million). On March 15, 2005, over 95% of the issued and outstanding shares of Meridian were tendered to True’s offer to purchase. Any Meridian shares not tendered to the offer were acquired pursuant to compulsory acquisition provisions. In total, True issued 35,749,930 shares and paid $619,742 cash to acquire Meridian. Meridian was involved in oil and gas exploration, development and production in West Central Alberta.

2.              Basis of presentation

The accompanying unaudited pro forma consolidated statements of operations for the three months ended March 31, 2005 and the year ended December 31, 2004 (the “pro forma statements”) of True have been prepared to reflect the purchase.

The pro forma statements include the accounts of the Company and its subsidiaries.

In the opinion of management, the pro forma statements include all material adjustments necessary for a fair presentation in accordance with generally accepted accounting principles in Canada.

The pro forma consolidated statement of operations as at March 31, 2005, has been prepared from information derived from the March 31, 2005 unaudited consolidated financial statements of True and the March 15, 2005 two and one half month unaudited schedule of revenues and expenses of Meridian.

The unaudited pro forma consolidated statements of operations give effect to the transactions described in note 1 as if it had occurred at January 1, 2005 for the three months ended March 31, 2005 and as if it had occurred on January 1, 2004 for the year ended December 31, 2004.

The pro forma statements may not be indicative of the results that actually would have occurred if the events reflected therein had taken place on the dates indicated or of the results that may be obtained in the future. In preparing these pro forma statements no adjustments have been made to reflect the expected operating synergies and administrative cost savings that could result from the operations of the combined assets.

Accounting policies used in the preparation of the pro forma statements are in accordance with those disclosed in True’s audited consolidated financial statements as at and for the year ended December 31, 2004 and the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2005.

4

The pro forma statements have been prepared from information derived from and should be read in conjunction with True’s unaudited interim consolidated financial statements as at and for the three months ended March 31, 2005 and audited consolidated financial statements as at and for the year ended December 31, 2004 and Meridian’s audited financial statements as at and for the year ended December 31, 2004.

In the opinion of management, the pro forma statements include all material adjustments necessary for a fair presentation of the ongoing entity.

3.              Pro Forma assumptions and adjustments:

(a)                                  Royalties have been increased to account for the maximum Alberta Royalty Tax Credit available to True.

(b)                                 An interest adjustment for the change of bank debt related to the purchase has been recorded at True’s average borrowing rate.

(c)                                  The pro forma adjustments for depreciation, depletion and accretion have been adjusted to reflect combined reserves, production, and adjusted cost base of property, plant and equipment under the full cost method of accounting for oil and gas properties, together with their estimated future site liability. The expense has been adjusted to reflect the accretion on the asset retirement obligation.

(d)                                 Capital taxes for the year ended December 31, 2004 have been adjusted to reflect the increased size of True after the purchase in note 1.

(e)                                  The pro forma consolidated statement of operations reflects changes in the provision for future income taxes based on the adjustments above.

(f)                                    No adjustments have been recorded for general and administrative costs.

4.              Per common share information

The pro forma per common share amounts have been calculated using the weighted average common shares of True estimated to be outstanding as if, the acquisition of Meridian had occurred on January 1, 2004. The pro forma diluted per common share amounts have been calculated using the diluted weighted average common shares of True estimated to be outstanding, as if the acquisition of Meridian had occurred on January 1, 2004.

The pro forma weighted average common shares outstanding for the three month period ended March 31, 2005 is 97,923,310 basic and 100,109,778 diluted.

The pro forma weighted average common shares outstanding for the year ended December 31, 2004 is 95,367,392 basic and 96,487,577 diluted.

5